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Exhibit 10.34

FINAL SEPARATION AGREEMENT AND GENERAL RELEASE
OF KIMMARIE SINATRA

        In connection with your resignation of employment with Park Place Entertainment Corporation ("PPE" or the "Company") effective as of January 31, 2003, as provided below, PPE and you have agreed to the following Separation Agreement and Release ("Agreement"):

1.    Your last day of active employee status, your authority to act as our representative, and your resignation as secretary of PPE will be January 28, 2003. However, your last day of employment will be effective as of January 31, 2003 ("Termination Date"). Upon execution and delivery of this Agreement, in addition to your salary check for salary earned since the end of the last pay period until the Termination Date, you will receive a payment for all unused earned vacation.

2.    Your Employment Agreement ("the Employment Agreement") dated as of February 1, 2002 with PPE shall terminate as of the Termination Date.

3.    As you agreed in your original Employment Agreement, you are bound by certain provisions of the Employment Agreement, which are incorporated by reference herein, following the Termination Date. Subject to the modifications set forth herein, you are bound by the provisions of Paragraph 6, subsections A(1) through (3), inclusive, of the Employment Agreement, for a period of twelve (12) months from the Termination Date. Additionally, you shall be bound by the provisions of Paragraph 6, subsection A(4) of the Employment Agreement for a period of five (5) years from the Termination Date, provided that at any time following the Termination Date any Confidential Information (as such is defined in the Employment Agreement) shall become part of the public domain through no fault of yours, then the restrictions and limitations of subparagraph A(4) shall not apply to such particular information.

        Notwithstanding the foregoing, you are specifically permitted to obtain employment (without offset against your Severance Amount, as hereinafter defined) in the gaming industry or with a company or firm dealing with the gaming industry, except you shall not be permitted to be employed by Harrah's Entertainment Corporation, MGM-MIRAGE, Mandalay Bay, or any of their respective affiliates, subsidiaries or properties ("the Competing Gaming Companies") for a period of twelve (12) months from the Termination Date. Notwithstanding the foregoing, you are specifically permitted to obtain employment in the private practice of law (including employment with law firms that represent the Competing Gaming Companies) and can perform work on behalf of the Competing Gaming Companies provided that work is not adverse to or in conflict with the interests of PPE. If such work is adverse to or in conflict with the interests of PPE, you will recuse yourself and create an ethical wall from the affected matter(s). The remaining subsections of Paragraph 6 of the Employment Agreement shall remain in force between you and PPE as set forth therein, except as expressly modified hereby.

4.    If you execute this Agreement and do not revoke within the time period described below, upon the expiration of the seven (7) day revocation period, you shall be paid a lump sum of $994,750, less usual payroll deductions (the "Severance Amount"). Additionally, unless otherwise provided in the benefit plans, by COBRA or by other law, your right to participate in any of PPE's benefit plans shall cease as of your Termination Date. There shall not be further vesting of stock options or SRU's, but those vested as of the date of this Agreement shall be governed exclusively by the terms of the applicable plans. The Company shall vest as of the date of this Agreement any unvested Company matching contributions in your EDCP account. The Company shall also provide (at its expense) COBRA coverage for you and your authorized dependents through January 30, 2004. You agree that this Agreement provides you with valuable consideration in excess of that to which you are otherwise entitled, and that you will not seek any further payments from PPE other than benefits to which you were entitled prior to the Termination Date.

5.    Subject to the provisions of paragraph 3, above, in the event you are offered employment with or other compensation by a third party at any time prior to January 29, 2004, you must notify PPE at least five (5) business days in advance of the commencement of such employment or payment of such compensation. PPE will make, in good faith, make a reasonable determination regarding whether such employment or compensation is consistent with the terms of this Agreement.

        In the event that you violate the provisions of section 3 of this Agreement, you shall pay to PPE liquidated damages in the amount of $500,000 less the amount of payroll deductions paid by you upon receipt of those funds from PPE within thirty (30) days of the violation.

6.    In order to facilitate your transition, for thirty (30) days from the Termination Date: your office telephone number will be maintained and answered by Dottie Henshaw, your former secretary, and she will provide callers with the following forwarding information; home address, personal email address (ksinatra2003@yahoo.com) and phone number (702-521-3636); you may continue to use your PPE cell phone; your personal paper mail will be forwarded to your home two times each week; and an automatic electronic reply will be activated to respond to any incoming email addressed to you at PPE and will state that "Kim Sinatra is no longer employed by Park Place Entertainment. If your electronic message is personal in nature, please contact Kim at ksinatra2003@yahoo.com. If your electronic message is related to Park Place Entertainment, please contact Bernard Delury at (609) 340-2820 for assistance." Moreover, you must contact Steve Bell in the event you wish to visit the corporate offices of PPE.

7.    In exchange for the valuable consideration set forth above, you (on behalf of yourself, your heirs, executors, administrators, assigns and/or any agent, representative, attorney, or anyone else acting on your behalf) hereby release PPE and its current and former parent companies, subsidiaries, affiliates, successors, predecessors, shareholders, agents, officers, directors, employees and representatives from any and all claims and rights you may have against them occurring or arising on before the expiration of the revocation period described below. By this general release, you release all rights and claims, including rights and claims of which you are not aware and/or not mentioned specifically in this Agreement. You specifically release the following rights and claims:

  a.
  Any, and all causes of action, claims or demands relating to my employment or the termination thereof, including but not limited to those in tort, such as wrongful and retaliatory discharge and defamation; in contract, whether express or implied, including those related to the Employment Agreement; under any federal, state or local law, rule, regulation or ordinance including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the New Jersey Law Against Discrimination, and the Conscientious Employee Protection Act; any claims related to a Company policy, procedure or benefit plan, except as set forth in this Agreement; and all claims for counsel fees and costs.

  b.
  You expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown claims. You understand the significance of this release of unknown claims and expressly waive the statutory protection against a release of unknown claims which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected with the debtor."

8.    You are entitled to consider this Agreement and Release for twenty-one (21) days. You may revoke this Agreement in writing within seven (7) days of your signing it by sending written notice to PPE at 3930 Howard Hughes Parkway, Las Vegas, NV 89101, attention: President. Accordingly, this Agreement shall not become effective or enforceable, nor shall any payment be made, until the seven (7) days have expired.

9.    YOU UNDERSTAND THAT YOU MAY CONSULT WITH AN ATTORNEY AND HAVE BEEN ADVISED AND URGED TO CONSULT ONE. YOU HAVE DONE SO, OR HAVE FREELY CHOSEN NOT TO DO SO.

10.    You and the officers and directors of PPE agree to act in good faith to prevent any disparaging public statements about each other. To satisfy any reporting or disclosure obligations, or in response to inquiries regarding the circumstances surrounding your departure from PPE, you and the Company agree to that PPE may make public statements with the following substance:

    Kim Sinatra, the Executive Vice President and Chief Legal Officer at Park Place Entertainment, has resigned her position for personal reasons.

11.    Subject to your business commitments, you further agree to reasonably cooperate with any PPE entity and its counsel in any proceeding of which you have knowledge, whether the matter is pending, threatened or filed after the execution of this Agreement, until December 31, 2006. Such cooperation will be without compensation until January 31, 2004, however, PPE will reimburse your reasonable out of pocket expenses in connection with such cooperation. If such cooperation is needed thereafter, PPE will compensate you for your time and expenses in such terms as are mutually agreeable.

12.    You hereby agree and recognize that PPE has no obligation, contractual or otherwise to you to hire, rehire, or re-employ you in the future. You acknowledge that the terms of this Agreement provide you with payments and benefits which are in excess of any amounts to which you otherwise would have been entitled.

13.    You and PPE understand that the terms of this Agreement are strictly confidential and you and PPE agree not to disclose the contents thereof to any third party without the prior written consent of the other, other than to the Board of Directors of PPE or other employees on a strictly need to know basis, to legal and tax advisors, to lenders and pursuant to court order. You agree that this Agreement and Release are meant to bring about an amicable resolution of your employment arrangements with PPE and are entered into voluntarily.

14.    This Agreement, and the provisions of the Employment Agreement incorporated herein by reference, constitute the complete agreement between you and PPE and supersedes any and all prior agreements between the parties, except provisions expressly incorporated by reference herein. This Agreement may only be modified or amended by a writing signed by you and PPE.

15.    If any provision of this Agreement is found to be void or otherwise unenforceable, all other provisions are severable and remain fully enforceable.

16.    You and PPE agree that, except for disputes arising under sections 3 or 5 above, any and all claims or disputes concerning the construction, breach, or enforcement of any provisions of this Agreement and Release shall be submitted to binding arbitration. Binding arbitration will be the sole and exclusive remedy for such claims or disputes.

  a.
  Any arbitration will be governed by the Federal Arbitration Act and administered in accordance with the American Arbitration Association rules governing employment disputes.

  b.
  The Arbitrator shall apply the substantive law of the State of Nevada, federal law, or both, as applicable to the claim(s) asserted.

  c.
  The aggrieved party must give written notice of any claim to the other party no later than the applicable Statute of Limitations as may be prescribed by law.

  d.
  The arbitrator may not alter or otherwise limit the Release contained herein in any way.

  e.
  The costs of arbitration shall be paid by PPE; each party will be responsible for its own attorneys' fees.

  f.
  Disputes arising under sections 3 or 5 above shall be adjudicated in the forum set forth in paragraph 6 (E) of the Employment Agreement.

By signing below, you indicate that you have carefully read and understood the terms of this Agreement and Release, and that you enter into this Agreement and Release knowingly, voluntarily and of your own free will. You understand the terms and significance of this Agreement and Release, and intend to abide by their provisions without exception.

/s/ KIMMARIE SINATRA Kimmarie Sinatra	/s/ STEVE BELL Steve Bell Senior Vice President Human Resources Park Place Entertainment
1/31/03 Date	1/31/03 Date
WITNESSED OR ATTESTED BY:

/s/ K. BACKER	(Seal)
STATE OF NEVADA, COUNTY OF CLARK	SS: __________

I CERTIFY that on January 31, 2003, Kimmarie Sinatra personally came before me and acknowledged under oath, to my satisfaction, that this person (or if more than one, each person):

  (a)
  is named in and personally signed this document, and

  (b)
  signed, sealed and delivered this document as his or her act and deed.

/s/ DOROTHY K. HENSHAW Notary Public
SEAL

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FINAL SEPARATION AGREEMENT AND GENERAL RELEASE OF KIMMARIE SINATRA